Exhibit 10.19

August 14, 2018

Adam Meister

San Francisco, CA

Dear Adam:

I am pleased to offer you a position with Talend, Inc. (the "Company") as CFO, reporting to Mike Tuchen, CEO. You will receive an annual base salary of $350,000 USD which will be paid semi-monthly. You will also be eligible to participate in the Executive Team Bonus Plan at an on-target variable earnings of 55% of base salary to be paid annually.  As an Officer of the company, you will receive Change-In-Control and Severance benefits. The Executive Team Bonus Plan details and the CiC/Severance agreement will be provided to you under separate cover.

Furthermore, we will recommend to the Board that, at the first Board meeting following the date on which you become an employee, you receive an equity grant of 51,000 shares of Restricted Stock Units (RSUs) each representing one ordinary share of Talend S.A., subject to customary capital adjustments as may be implemented by the Company from time to time.

The vesting terms of the equity will be set forth in your notice of grant, will be determined by applicable legal requirements and will be subject to your continued status as an employee with the Company on the relevant vesting dates. In all other respects, your equity grant shall be subject to the terms, definitions, and provisions of the 2017 Free Share Plan as approved by the Board and the notice of grant to be entered into by and between you and the Company.

As an employee, you will be eligible to receive employee benefits with Talend starting your first day of employment including medical, dental and vision insurance, paid time off, life insurance, short and long term disability insurance, and a flexible spending account. Additionally, you will be eligible to make contributions to a matching 401(k) retirement savings account starting the 1st of the month, following 60 days of employment.

We are excited about your joining us and look forward to a beneficial and fruitful relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by our company rules and standards. You will be required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct which are included in the Company Handbook. As a condition of your employment, you will also be required to sign and comply with a Confidential Information and Invention Assignment Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of proprietary information.

To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below. If you accept our offer, your first day of employment will be determined to be a mutually acceptable date. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Company Chief Executive Officer and you. This offer of employment will terminate if it is not accepted, signed and returned by August 17, 2018.

We look forward to your favorable reply and to having you join the team.

Sincerely,

Barbara Cadigan

SVP, People

Agreed to and accepted:

Signature:___________________________

Printed Name:___________________________

Date:___________________________